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                           [LETTERHEAD OF CAHILL GORDON & REINDEL]

                                                  March 2, 1999

Burlington Resources Inc.
5051 Westheimer, Suite 1400
Houston, Texas 77056-2124

     Re:  $450 Million Aggregate Principal
          Amount of Debt Securities
          --------------------------------

Dear Sirs:

     We have acted as special counsel to Burlington Resources Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), and the proposed issuance of $450 million aggregate principal amount of Debt Securities (the "Debt Securities") to be issued pursuant to the Indenture, dated as of April 1, 1992 (the "Indenture"), between the Company and Citibank, N.A.

     We advise you that, in our opinion, the Debt Securities have been duly authorized and (upon execution and authentication of the Debt Securities in accordance with the Indenture and delivery to the purchasers thereof against payment therefor pursuant to a sale in the manner described in the Registration Statement, including the prospectus dated May 19, 1998 forming a part thereof (the "Prospectus")) will be legally issued, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     We hereby consent to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and related Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.


                                                  Very truly yours,

                                                  /s/ CAHILL GORDON & REINDEL